Exhibit 10.1

BY HAND

Mr. Hermann Waldemer

May 7, 2012

Separation Agreement and Release (the “Agreement”)

Dear Hermann,

We refer to your communication this weekend with Louis Camilleri during which you informed him of your final decision to take early retirement from Philip Morris International Management S.A. (“the Company”) effective May 31, 2013. The Company and you mutually agree to the following terms and conditions relating to your early retirement.

1.	Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in Section 7.

The “Tobacco Business” means the manufacture, sale, marketing and/or distribution of cigarettes or other tobacco products.

2.	Ending of Employment Agreement

As per the separation letter dated May 7, 2012, your employment with the Company will end on May 31, 2013 (the “Early Retirement Date”). However, you will be exempt from any further obligation to appear for work and to render any services on behalf of the Company or any of its Affiliates after July 31, 2012 (the “Physical Exit Date”), and you agree that there is no need to engage in any activities for, or be present at, the Company or any of its Affiliates

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50  —  CASE POSTALE 1171  —  1001 LAUSANNE  —  SWITZERLAND  —  TELEPHONE : +41 58 242 00 00  —  TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

after that date, unless you are specifically requested to do so by Louis Camilleri on or prior to the Early Retirement Date.

3.	Payments by the Company

(a) Your salary will be paid up to and including the Early Retirement Date, together with the following, each of which will be paid in a single sum within 30 days after the Early Retirement Date:

(i)	the pro-rated 13th month salary for the period January 1, 2013 to the Early Retirement Date;

(ii)	your pro-rated fidelity premium;

(iii)	any outstanding vacation entitlement, as per Company records, provided that, if the vacation you have taken exceeds your pro-rated vacation entitlement up to July 31, 2012, the Company will deduct the vacation days you took in excess of the entitlement from other payments under this Agreement. You will not be eligible to accrue further vacation after July 31, 2012.

(b) In recognition of your contribution to the Company and subject to your countersignature of this Agreement, you will receive a lump sum payment in the total gross amount of CHF 1’350’966.—. Instead of receiving the amount mentioned in this sub-section 3(b), you may opt to have the Company finance an enhancement, on your behalf, of the Pension schemes of Philip Morris in Switzerland, by transferring part or the total amount of the lump sum payment to the Philip Morris Pension Fund to enhance your retirement benefits, subject to certain restrictions. The decision to transfer must be notified to the Company by March 31, 2013; if the case arises, the transfer will take place before the Early Retirement Date and the Company shall deduct the amount of the transfer from the lump sum payment that would otherwise be paid to you under this subparagraph. Please contact our Pension Fund Administration for further information.

If you do not use this option, the amount of CHF 1’350’966.— will be paid in a lump sum payment within 30 days after the Early Retirement Date, subject to your compliance with the terms and conditions of this Agreement.

If you elect to transfer only a part of the lump sum payment to the Philip Morris Pension Fund, the balance of the lump sum payment will be paid in a lump sum within 30 days after the Early Retirement Date, subject to your compliance with the terms and conditions of this Agreement.

(c) In addition, and subject to your countersignature of this Agreement and to your compliance with the terms and conditions of this Agreement, you will receive your 2012

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
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Incentive Compensation (IC) pro-rated through July 31, 2012. This IC payment will be made at the end of February 2013 on the basis of the relevant 2012 IC business and individual performance ratings and subject to Internal Revenue Code Section 162(m) maximum levels.

(d) You expressly agree that (i) no payment will be made (and that you are not entitled to any amount) for (or in lieu of) the pro-rated 2013 Incentive Compensation (IC), and (ii) no equity award will be made with respect to your 2012 and 2013 performance, and no payments will be made in lieu thereof. You further expressly agree that your annual base salary will not be reviewed in April 2013.

(e) Subject to your compliance with the terms and conditions of this Agreement, the unvested stock awards previously granted to you, namely 138’320 shares of deferred stock, shall fully vest on April 30, 2013.

The accelerated vesting will be implemented by UBS Financial Services Inc. (“UBS”) on April 30, 2013 and shares will be issued to you as soon as reasonably practicable after that date. The Company will comply with local laws and regulations including wage tax withholding (income and/or social security to the extent required) and information reporting to the taxing authorities as may be required.

Your wage tax withholding (and any other withholding of payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the next whole share).

You understand and agree that this vesting is being accelerated, and the valuation will be determined, in accordance with the terms established at the sole discretion of the Company.

(f) The amounts payable pursuant to this Section 3 will be subject to income tax and social security deductions, if applicable. If necessary, in particular should you no longer be residing in Switzerland when such payments are made, the Company will make any applicable Swiss tax withholdings from such payments. Notwithstanding the preceding, it shall be your responsibility to make all tax payments in respect of your receipt of these amounts.

(g) Any outstanding balance on the account of the corporate credit card issued in your name as of the Early Retirement Date and any other amounts that for any reason you may owe to the Company as of the Early Retirement Date will be set-off from the sums payable pursuant to this Section 3.

(h) If you seek to revoke your early retirement or if the Early Retirement Date as defined in this Agreement is postponed for any reason whatsoever, the accelerated vesting described in subsection 3(e) shall not occur.

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

(i) In the event of your death before the payment to you of any amounts payable to you as per the above, subject to your having complied in full with the terms of this Agreement at the date of your death, the Company will pay your designated beneficiary the balance of the amounts unpaid within two months from your death, with the actual date of payment determined within the sole discretion of the Company.

4.	Tax Advice

The Company will pay the fees of KPMG for the preparation of your 2012, 2013 and 2014 Swiss and German tax returns. The fees paid by the Company represent a taxable benefit to you and will be subject to income tax and social security deductions, if applicable.

5.	Company Car

You will have the option to buy your present Company car at its current net book value, with the option exercisable before April 30, 2013. If you exercise this option, the difference between the market and the book value will represent a taxable benefit for you and will be subject to income tax and social security deductions, if applicable. The transfer will be effective on the Early Retirement Date. Insurance of the car will become your responsibility on the Early Retirement Date. The Company will not require reimbursement of the registration tax paid for 2012 and 2013, but payment for 2014 and beyond shall be your responsibility. The Company will be entitled to deduct payment for the car from your last payment of salary and/or from any other payment due to you according to this Agreement. No warranties will be given as to the condition of the car, and you will be deemed to have full knowledge thereof. If you decide not to exercise your option to buy the Company car, it will be your obligation to return it to the Company on or before the Early Retirement Date, in accordance with the terms of the relevant Company car policy.

6.	Health / Accident Insurance

All your welfare benefits will be kept in force until the Early Retirement Date, with the exception of the accident insurance (LAA coverage only), which will cover you for an additional thirty (30) days beyond the Early Retirement Date. After that each type of coverage ends, although you may elect to maintain coverage with Groupe Mutuel under the Company’s contract at your full expense or to seek alternative private coverage at your full expense.

7.	Confidentiality

You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees. You acknowledge your duties of confidentiality and your obligations with respect to the Company will continue in accordance

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

with your contractual, professional and statutory obligations. This Agreement does not prevent you or the Company from responding truthfully to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.

You must return any Confidential Information in tangible or electronic form in your possession by the Physical Exit Date at the latest.

You agree that, unless you are required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority, you will not disclose or cause to be disclosed in any way:

•	any Confidential Information; or

•	any documents or information obtained by you relating to or arising out of your employment with the Company or the operations of the Company;

•	any information about business or legal strategies; or

•	any information covered by the attorney client privilege or constituting attorney work product.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to (and you will be bound by) preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs, and other relief that may be appropriate. In particular, if it will be established by a decision of any competent court, your unconditional admission or mutual agreement that you have breached your duty to keep Confidential Information confidential, you will not be entitled to any future payments under this Agreement and will reimburse the Company for any and all payments made to you hereunder. If you are required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his successor) as soon as practicable.

For purposes of this Agreement, Confidential Information shall mean any information obtained as a result of your employment by the Company including its current or former employees, current or former customers, or potential customers that belongs to the Company or is private (not publicly known or available), whether or not it is designated that way in writing. Examples of Confidential Information include, but are not limited to: trade secrets; intellectual property; business strategies; litigation strategies; customers or prospective customers; sales, marketing or advertising; business policies; government relations; finances; products, services, or pricing; business development matters; organizational structure; research and development; legal strategies; technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

and software); data and databases; testing or evaluation procedures; and other information of a similar nature. Confidential Information also includes information you prepared or developed during your employment with the Company, and other information to which you had access. The information can take any form, including written or electronic, and includes all copies of such Confidential Information.

Unless required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority to release information, the Company will keep any information with respect to your employment and/or the end of your employment strictly confidential, subject to the Company’s obligations under the securities laws, pursuant to which it intends to announce your resignation and to file this Agreement with the U.S. Securities and Exchange Commission.

These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship but, with respect to any particular Confidential Information, for only so long as such Confidential Information has been maintained as confidential by the Company.

Both parties agree not to speak disparagingly of the other party.

8.	Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director or manager, or hold a similar position on or before the Physical Exit Date, by promptly signing the resignation letter(s) that the Company shall submit to you.

9.	Company Property

In addition to your obligation to return Confidential Information by the Physical Exit Date at the latest, you will also return to the Company by that date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, blackberry, SmartPhones (HTC, QTEK), iPhones, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief. You may however keep the mobile telephone provided to you by the Company or its Affiliates, on condition that you pay all future bills and bear all expenses related thereto as of the Physical Exit Date.

If you have not exercised your option to buy the Company car as per Section 5, it must be returned by the Early Retirement Date.

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

10.	Non Competition

You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company is undertaking, pursuant to Section 3 of this Agreement, to make substantial payments to you.

In consideration of the premises, you agree that you will not, without the prior written consent of the Chief Executive Officer of the Company, provide any services between the date of this Agreement and the Early Retirement Date and for a period of 12 months from the Early Retirement Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 5% of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Tobacco Group p.l.c., British American Tobacco p.l.c., China National Tobacco Company, and their Affiliates.

You further agree between the date of this Agreement and the Early Retirement Date and for a period of 12 months from the Early Retirement Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of these covenants, a contractual penalty of CHF 500’000.— shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

11.	Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, with which you were involved or had knowledge of while employed by the Company and its Affiliates, including but not limited to any enquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

incurred by you in connection with your compliance with this obligation. Such amounts shall be payable within 60 days of receipt of the corresponding expense statement provided, however, that you must submit any such expense statement to the Company no later than 90 days prior to the end of the calendar year following the year you incur the expense.

You agree that, to the extent consistent with applicable law, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.

Nothing in this Section shall prohibit you from responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

Should you have to defend against any claim raised by a third party relating to the activities you performed within the context of your employment with the Company, the Company shall indemnify you to the fullest extent permitted by applicable law for any amount said third party may succeed in claiming from you and any costs reasonably incurred by you in defending against such a claim, provided (i) you take all reasonable steps to defend yourself and (ii) the amount to be paid to such third party appears in a final and enforceable Court decision or in a settlement agreement approved by the Company.

12.	Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)	you hereby confirm that you accept and agree to all of the terms and conditions set forth above and you represent that you do not today or presently expect that you will in the future have any claim or interest adverse to the Company or any of its Affiliates;

(ii)

you also acknowledge that this Agreement provides consideration to you which you are not legally entitled to receive in connection with your employment with the Company and/or the end of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to forever release and discharge the Company, its Affiliates, and its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, fiduciaries, agents, trustees, administrators, and employees (collectively referred to as the “Releasees”), from any and all claims, demands, damages, remedies, contracts (express or implied) and

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
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causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of effectiveness of this Agreement, including, but not limited to, any and all claims in connection with your employment with the Company (or with any other Releasee) and/or your separation therefrom. The foregoing releases shall not apply to any claims for monies due under this Agreement.

(iii)	you hereby acknowledge and agree that all overtime work you might have performed, if any, has been compensated in full;

(iv)	if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)	you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and supersedes all discussions and understandings, if any, oral or written.

You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of effectiveness of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to settlement of any outstanding expenses pursuant to the Company’s Expense Account Policy and the payments to be made pursuant to Section 3.

This waiver and release includes all claims of any kind under the laws of Switzerland or any other jurisdiction, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law. Further, although the Company and you agree below that no federal, state, or local U.S. employment laws apply to your employment relationship with the Company or its Affiliates, the waiver and release include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the New York State Human Rights Law, the New York Equal Pay Law, the New York City Administrative Code, and the Employee Retirement Income Security Act, as amended, to the

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

extent, if at all, that these may be applicable, and/or all other applicable city, state or federal anti-discrimination and employment laws.

This Agreement does not waive or release any rights or claims that you may have which arise after the date this Agreement and Release becomes effective.

Nothing in this Agreement prevents you from filing an employment discrimination charge with an administrative authority or cooperating with the investigation of such a charge. However, you expressly waive your right to any personal relief for claims released by this Section, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief whatsoever. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

13.	Review Period

This offer of mutual agreement is made without prejudice. Your right to receive the payments and benefits described in Section 3 is contingent on your executing this Agreement and returning it to the Senior VP Human Resources, within 21 days of your receipt of this Agreement and your not revoking your acceptance of this Agreement as set forth below.

You acknowledge that you have at least 21 days from the date you receive this Agreement to consider its terms. You may, if you want, sign and return this Agreement to the Company sooner. If you do so, however, you are waiving your right to the 21-day consideration period. You further agree that any changes to this Agreement, whether material or otherwise, will not restart the 21-day consideration period. You are advised in writing to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it. You acknowledge you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms.

The Agreement will be null and void if not accepted by May 28, 2012. Such acceptance shall be evidenced by your signature of this Agreement and delivery to the Company. You will have 7 days from the date you sign and deliver this Agreement to revoke the Agreement by notifying the Company prior to the end of the seven-day period. The Agreement will become effective on the 8th day after you execute and deliver the Agreement.

Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com

14.	Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under the confidentiality provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

/s/ KEVIN CLICK	/s/ RALF ZYSK
Kevin Click	Ralf Zysk
Senior VP Human Resources PMI	VP Compensation, Benefits and International Assignments PMI

I agree to the above:

Name:	/s/ HERMANN WALDEMER
(Hermann Waldemer)

Date: May 7, 2012

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Philip Morris International Management S.A. AVENUE DE RHODANIE 50 — CASE POSTALE 1171 — 1001 LAUSANNE — SWITZERLAND — TELEPHONE : +41 58 242 00 00 — TELEFAX : +41 58 242 01 01
www.philipmorrisinternational.com